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                                                                                      EXHIBIT 12
                                     SBC COMMUNICATIONS INC.
                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                       Dollars in Millions



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                                       NINE MONTHS ENDED
                                 ------  SEPTEMBER 30,---   ------- YEAR ENDED DECEMBER 31,---------------------

                                    1996        1995        1995        1994         1993      1992        1991

Income Before Income Taxes,
Extraordinary
   Loss and Cumulative Effect of
   Changes in
   Accounting Principles*         $  2,285.6   $ 1,993.5  $ 2,698.2  $  2,300.0  $ 1,882.9  $ 1,701.2   $ 1,557.0
      Add:  Interest Expense           352.4       389.3      515.1       480.2      496.2      530.0       577.7
             1/3 Rental Expense         26.5        22.6       45.9        41.8       41.0       45.1        37.5


      Adjusted Earnings          $   2,664.5   $ 2,405.4  $ 3,259.2  $  2,822.0  $ 2,420.1  $ 2,276.3   $ 2,172.2



Total Interest Charges           $    369.3    $   389.3  $   515.1  $    480.2  $   496.2  $  530.0   $   577.7
1/3 Rental Expense                     26.5         22.6       45.9        41.8       41.0      45.1        37.5


      Adjusted Fixed Charges     $    395.8    $   411.9  $   561.0  $    522.0  $   537.2  $  575.1   $   615.2



Ratio of Earnings to Fixed Charges     6.73        5.84       5.81       5.41       4.51      3.96         3.53


*Undistributed earnings on investments accounted for under the equity method have been excluded.
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